Exhibit 10.21

SECONDMENT AGREEMENT

WHEREAS, Michael A. Gerber (the "Executive") serves as the Chief Executive Officer of Farm Credit of Western New York, an Association in the Farm Credit System ("FCWNY");

WHEREAS, with the consent of FCWNY, the Executive has agreed to serve as interim Chief Executive Officer of The Federal Agricultural Mortgage Association ("Farmer Mac" and, collectively with FCWNY, the "Parties");

WHEREAS, in connection with the Executive's engagement by Farmer Mac, FCWNY has agreed to second the Executive to Farmer Mac; and

WHEREAS, the Parties desire to enter into this Secondment Agreement to set forth the terms and conditions under which the Executive will provide the Services (as defined below) to Farmer Mac during the Secondment Period (as defined below);

NOW, THEREFORE, in consideration of the premises and the mutual agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1.    Definitions.  The following initially capitalized terms, as used in this Secondment Agreement, have the following meanings:

(a)         "Effective Date" means October 1, 2008.

(b)         "Secondment Period" means that period commencing on the Effective Date and ending upon the termination of this Secondment Agreement in accordance with Section 6 hereof.

(c)          "Services" means all services commensurate with the duties of the Chief Executive Officer of Farmer Mac during the Secondment Period.

Section 2.     Executive's Continued Employment with FCWNY.  During the Secondment Period, FCWNY shall make the Executive available to Farmer Mac for the purpose of performing the Services for or on behalf of Farmer Mac.  Notwithstanding the foregoing, the Executive will at all times during the Secondment Period continue to be an employee of, and an employee only of, FCWNY.  The Executive shall be subject to the personnel policies and other terms and conditions of employment administered by FCWNY with respect to its employees, generally, and shall be entitled to receive from FCWNY all benefits, perquisites and privileges available generally to FCWNY employees, whether or not seconded.  The Executive shall also be subject to Farmer Mac's personnel and other policies to the extent that they do not conflict with FCWNY's policies.  During the Secondment Period, the Executive shall report to, and receive substantive direction regarding his duties from, Farmer Mac's Board of Directors.

Section 3.    Salary and Benefits.  During the Secondment period, FCWNY, and not Farmer Mac, shall pay the Executive's salary and provide any insurance, pension and other benefits to which he is entitled as an employee of FCWNY and under any written or oral agreements or understandings with respect to his employment with FCWNY (collectively, the "Executive Employment Arrangements").

Section 4.     Reimbursement of FCWNY.

(a)         In consideration for FCWNY making the Executive available to provide the Services during the Secondment Period, Farmer Mac shall pay to FCWNY, on a monthly basis promptly following the end of each month, an amount equal to the sum of (a) the Executive's base salary for such month (or portion of such month if the Secondment Period is not in effect for the entire month), and (b) FCWNY's cost of providing employee benefits to the Executive pursuant to the Executive Employment Arrangements for such month (or portion of such month if the Secondment Period is not in effect for the entire month).  FCWNY agrees not to increase the Executive's base salary or the cost of providing employee benefits to the Executive above those in effect immediately before the Effective Date except to the extent such increases are no greater than those applicable to other officers of FCWNY.

(b)         In addition, to the extent that FCWNY provides any cash bonus (including, but not limited to, pursuant to any qualified incentive compensation plan) to the Executive for any period that includes the Secondment Period, Farmer Mac shall reimburse FCWNY for a pro rata share of such bonus, as determined by multiplying the total cash bonus by a fraction, the numerator of which is the number of days in the Secondment Period during the applicable bonus period and the denominator of which is the total number of days during the applicable bonus period.  Such reimbursement shall be paid by Farmer Mac to FCWNY within ten (10) days after Farmer Mac receives an invoice from FCWNY specifying such amount.  FCWNY agrees not to increase the Executive's target bonus for any period above that in effect immediately before the Effective Date except to the extent such increase is no greater than that applied to other officers of FCWNY.

Section 5.    Farmer Mac Indemnification of FCWNY.  Farmer Mac agrees to indemnify and hold FCWNY harmless from and against any and all losses, damages, expenses, costs of defense and claims incurred by FCWNY in connection with a third-party claim (collectively, "Losses") that may arise in connection with, or in respect of, the Executive's performance of the Services.  In addition, Farmer Mac agrees that FCWNY shall have no liability for, and shall be fully exculpated with respect to, any Losses that Farmer Mac or any of its affiliates, or any of their respective shareholders, directors, officers or employees or representatives may incur in connection with, or in respect of, the Executive's performance of the Services.

Section 6.    Termination of Secondment Agreement.  This Secondment Agreement shall terminate upon the earlier to occur of (a) the termination of the Executive's status as interim CEO of Farmer Mac for any reason, or (b) the Executive's termination as an employee of FCWNY for any reason.

Section 7.    Miscellaneous.

(a)         Entire Agreement.  This Secondment Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings between FCWNY and Farmer Mac concerning such subject matter.  No representation, promise, inducement or statement of intention has been made by or on behalf of either party hereto that is not set forth in this Secondment Agreement or the documents referred to herein.  This Secondment Agreement may not be amended or modified except by a written instrument specifically referring to this Secondment Agreement executed by the parties hereto.

(b)         Waiver.  The failure of either Party hereto at any time or from time to time to require performance of any of the other party's obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

(c)         No Third Party Beneficiary.  The terms and provisions of this Secondment Agreement are intended solely for the benefit of each Party hereto, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

(d)         No Assignment.  Neither this Secondment Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party.

(e)         Headings.  The headings used in this Secondment Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(f)          Severability.  In the event that any provision of this Secondment Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g)         Governing Law.  This Secondment Agreement shall be governed by and construed and enforced in accordance with federal law and, to the extent federal law incorporates state law, that law shall be the laws of the State of New York applicable to a contract executed and performed in such state, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned have executed this Secondment Agreement as of the Effective Date.

FARM CREDIT OF WESTERN NEW YORK		FARMER MAC

By:	/s/ C. Scott Herring	By:	/s/ Lowell L. Junkins

Name:	C. Scott Herring	Name:	Lowell L. Junkins

Title:	President	Title:	Vice Chairman and Acting Chairman of the Board